Exhibit (e)(2)

SELLING GROUP AGREEMENT DWS Investments Distributors, Inc.
222 South Riverside Plaza, Chicago, Illinois 60606

Dear Financial Services Firm:

As principal underwriter and distributor, we invite you to join a Selling Group for the distribution of Shares (as defined below) of the DWS Funds (“Funds”), subject to the terms of this Selling Group Agreement (“Agreement”). For purposes of this Agreement, the Funds shall include Class A, Class B, Class C, Class R, Class S, Institutional Class, Premier Class and Investment Class shares of the Funds and such additional classes as we may from time to time specify by supplement hereto (the “Shares”). In our capacity as exclusive agent of each Fund, we offer to sell to you Shares of the Funds subject to the following terms:

1.
In all offers and sales of these Shares to the public, you shall act as dealer for your own account, and you are not authorized to act as broker or agent for, or employee of, us, any Fund or any other dealer, and shall not represent to any third party that you have such authority or are acting in such capacity. Rather, you agree that you are acting as principal for your own account or as agent on behalf of your customers in all transactions in Shares.

2.
Orders to purchase shares of a Fund received from you will be accepted by us only at the public offering price applicable to each order, as established by the terms of the applicable then-current Prospectus and Statement of Additional Information, each as amended and supplemented (collectively, the “Prospectus”) of each Fund, subject to the discount, commission or other concession, if any, as provided in such Prospectus. Upon receipt from you of any order to purchase Shares, we shall send a confirmation to you. Additional instructions may be forwarded to you from time to time. All purchase orders are subject to acceptance or rejection by us in our sole discretion and become effective only upon confirmation by us.

3.
You may offer and sell Shares to your customers only at the public offering price applicable to such Shares in effect at the time of such transaction as determined in the manner described in the applicable Prospectus. The procedures relating to all orders and the handling of each order (including the manner of computing the public offering price of Shares and the effective time of orders received from you) are subject to: (i) the terms of the applicable Prospectus and (ii) written instructions and the Shares’ pricing procedures and guidelines, if any, as provided to you.

4.	(a)
In return for providing the services set forth in this Agreement, you shall be entitled to any concessions and/or sales charges (collectively, “Concessions”) with respect to Shares sold by you set forth in the Prospectus of the applicable Fund. You may receive distribution and/or service fees with respect to certain Shares of the Funds as provided in the applicable Prospectus, which fees shall be payable with respect to such assets, for such periods and at such intervals as are from time to time specified by us. You acknowledge and agree that, as applicable depending on the class of Shares sold, certain compensation to you may be paid pursuant to a “Rule 12b-1 Plan” adopted by the applicable Fund pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) and that, to the extent we waive any payments payable to us under such Rule 12b-1 Plan, the amounts payable to you may, at our option, be reduced accordingly. In determining the amount payable to you hereunder, we reserve the right to exclude any sales which we reasonably determine are not made in accordance with the terms of the Prospectus and provisions of this Agreement.

(b)
The Concessions to which you may be entitled in connection with sales to your customers pursuant to any special features of a Fund (such as combined purchases, cumulative discounts, letters of intent, etc.) shall be in accordance with the terms of such features, as described in the applicable Prospectus and related forms and it is your responsibility to inform us, at the time specified in paragraph 26(a) hereof, of the applicability of any such special features.

(c)
You agree that each Fund may, without prior notice, suspend or eliminate the payment of any compensation, including distribution or service fees, by supplement to the Prospectus for such Fund. We shall have no obligation to pay any distribution or service fees to you with respect to the Shares of a Fund until we receive the related compensation from the Fund, and our liability to you for such payments is limited solely to the related compensation that we receive from such Fund.

5.	By accepting this Agreement, you agree:

(a)	To purchase Shares only from us or from your customers.

(b)	That you will purchase Shares from us only for the purpose of covering purchase orders already received from your customers, or for your own bona fide investment.

(c)
Not to repurchase any Shares from your customers at a price below that next quoted by a Fund for redemption or repurchase, i.e., at the net asset value of such Shares, less any applicable redemption fee, in accordance with the Fund’s Prospectus. You shall, however, be permitted to sell Shares for the account of your customer to us as agent of the Funds at the repurchase price then currently in effect for such Shares and may charge your customer a fair service fee or commission for handling the transaction, provided you disclose the fee or commission to the customer in accordance with applicable law. Nevertheless, you agree that you shall not maintain a secondary market in such repurchased Shares.

6.	You agree not to make any conditional orders for the purchase or redemption of Shares.

7.
You agree that, if any Shares confirmed to you under the terms of this Agreement are repurchased by the issuing Fund or by us as agent for the Fund, or are tendered for repurchase, within seven business days after the date of our confirmation of the original purchase order from you, you shall forfeit your right to any compensation with respect to such Shares and shall forthwith refund to us any Concessions paid to you on such Shares.

8.
Unless otherwise agreed to by us, you agree that payment for Shares ordered from us shall be by wire transfer of Fed funds (or other immediately available funds) and such funds must be received by the appropriate Fund’s shareholder service agent by the earlier of: (a) the end of the third (3rd) business day following our acceptance of your order to purchase such Shares; or (b) such shorter time period as may be required by applicable regulations; including the settlement date established in accordance with Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “1934 Act”). If such payment is not received by such date, you shall forfeit your right to any compensation with respect to such order and we reserve the right, without notice, forthwith to cancel the sale or, at our option, to sell the Shares ordered back to the Fund, in which case we may hold you responsible for any loss, including loss of profit suffered by us resulting from your failure to make such payment.

9.
We agree to accept from you orders electronically transmitted via the NSCC’s Fund/SERV Networking program and you are permitted to maintain records via the NSCC’s Networking program, provided that appropriate documentation thereof and agreements relating thereto are executed, including in particular a Fund/SERV Agreement and other related agreements between us (or our affiliate) and you deemed appropriate by us (collectively, “NSCC Related Agreements”), and that all accounts opened and established pursuant to such program will be governed by applicable NSCC rules and procedures. If the NSCC Fund/SERV Networking program is used to place orders, the NSCC Related Agreements will control insofar as there is any conflict between any provision of this Agreement and the NSCC Related Agreements. The foregoing agreements are available on request.

10.
You agree to date and time stamp all orders for the purchase or sale of Shares received by you, and to promptly forward such orders to us. Such orders will be processed at the public offering price next determined after receipt of such orders by you, in each case as described in the applicable Prospectus, provided that we receive such orders from you in good order prior to the close of our business on that date, or at such earlier time as may be required by the applicable Prospectus or by Rule 22c-1 under the 1940 Act and any related Securities and Exchange Commission (“SEC”) staff positions. You represent that you have procedures in place reasonably designed to ensure that orders received by you are handled in a manner consistent with Rule 22c-1 under the 1940 Act, and any related SEC staff positions. You agree not to withhold placing orders for Shares with us so as to profit yourself as a result of such inaction.

11.
You agree that you shall assume responsibility for any loss to the Fund caused by a correction to any order placed by you that is made subsequent to the trade date for the order, to the extent such order correction was not based on any negligence on our part. You further agree that you will immediately pay such loss to the Fund upon notification.

12.
All sales will be made subject to our receipt of Shares from the Funds. We reserve the right, in our discretion and at any time, without notice, to suspend sale of Shares or withdraw the offering of Shares entirely or limit the offering of Shares.

13.	(a)
We reserve the right to modify the terms of or terminate this Agreement, upon 15 days prior written notice to you. Your placing of an order or accepting payment of any kind after the effective date of such modification shall constitute your acceptance of such modification. You may terminate this Agreement upon 15 days prior written notice to us.

(b)
The termination of this Agreement shall have no effect upon transactions entered into prior to the effective date of termination and shall not relieve you of your obligations, duties and indemnities specified in this Agreement. A trade placed by you subsequent to termination of this Agreement will not serve to reinstate the Agreement. Reinstatement will only be effective upon written notification by us.

(c)	This Agreement is not assignable by you without our written consent.

14.
All communications to us regarding this Agreement should be sent to the address in the heading above. Any notice to you regarding this Agreement shall be duly given if mailed to you at the address specified by you below.

15.
This Agreement shall be construed in accordance with the laws of Illinois without reference to the conflicts of law provisions thereof. This Agreement is subject to the Prospectuses of the Funds and, in the event of a conflict, the terms of the Prospectuses shall control. Any changes, modifications or additions reflected in any such Prospectus shall be effective on the date of such Prospectus (or supplement thereto) unless specified otherwise.

16.
This Agreement is subject to the Additional Stipulations and Conditions on the reverse side hereof, all of which are a part of this Agreement. In addition, any supplements attached hereto, or sent to you pursuant to paragraph 13(a) above, shall be a part of this Agreement.

Intermediary Firm: _____________________________ By: ________________________________________ Name: ______________________________________ Title: ______________________________________	DWS INVESTMENTS DISTRIBUTORS, INC. By: ________________________________________ Name: _______________________ Date: ________ Title: ______________________________________

Firm Home Office Address:  _____________________

__________________________________________

Firm CRO Number:  ___________________________

We accept and agree to the terms and conditions of the Agreement, including the Additional Stipulations and Conditions on the reverse side and, if applicable, any attached supplements.
DWS INVESTMENTS DISTRIBUTORS, INC. By: ________________________________________ Name: _______________________ Date: ________ Title: ______________________________________

White Copy — DST(Transfer Agent)    Yellow Copy — Intermediary from DST     Blue Copy — Client Administration    Pink Copy — Legal Risk & Capital                                 DWS-SGA (06/08)

ADDITIONAL STIPULATIONS AND CONDITIONS

17.
You agree to maintain records of all purchases and sales of Shares made through you and to furnish us or regulatory authorities with copies of such records upon request. You further agree that, unless you hold Shares as nominee for your customers or participate in the NSCC Fund/SERV Networking program, at certain matrix levels, you will provide us with all necessary information to comply properly with all applicable federal, state and local reporting requirements, including, without limitation, backup and nonresident alien withholding requirements for your customer accounts. You represent and agree that all Taxpayer Identification Numbers (“TINs”) provided are certified, and that no account that requires a certified TIN will be established without such certified TIN. With respect to all other accounts, including Shares held by you in omnibus accounts and Shares purchased or sold through the NSCC Fund/SERV Networking program, at certain matrix levels, you agree to perform all federal, state and local tax reporting with respect to such accounts.

18.
You agree to distribute or cause to be delivered to your customers Prospectuses, proxy solicitation materials, shareholder reports and other materials in compliance with applicable legal requirements, except to the extent that we undertake to do so.

19.	You represent and warrant that:

(a)	You will not offer Shares of any Fund for sale in any state or jurisdiction where such Shares may not be legally sold or where you are not qualified to act as a broker-dealer.

(b)	There are no impediments, prior or existing, regulatory, self-regulatory, administrative, civil or criminal matters adversely affecting your ability to perform under this Agreement.

(c)	You are not subject to any enforcement or other proceeding with respect to your activities under state or federal securities laws, rules or regulations.

(d)
You have, and will maintain during the term of this Agreement, appropriate broker’s blanket bond insurance policies adequate to reasonably protect and indemnify us and the Funds against any loss which any party may suffer or incur as a result of any action or omission by you or your partners, directors, officers, employees, and agents.

(e)	You are a “financial institution” as defined in 31 U.S.C. 5312(a)(2) or (c)(1) and are regulated by a “Federal functional regulator” as defined in 31 CFR §103.120(a)(2).

(f)	If any of the representations set forth in this paragraph 19 at any time ceases to be true, you shall promptly notify us of this fact.

20.
No person is authorized to make any representations concerning Shares of any Fund except those contained in the Prospectus of such Fund or in printed information issued by the Fund or by us as information supplemental to such Prospectus. If you wish to use your own advertising or sales literature with respect to a Fund, all such materials must be approved by us prior to use. You shall be responsible for the content of and any required filing of materials.

21.
Your acceptance of this Agreement constitutes a representation that (i) you are a registered broker dealer with the SEC; (ii) you are a member in good standing of the Financial Industry Regulatory Authority (“FINRA,” f/k/a “NASD”); (iii) you are licensed by the appropriate regulatory agency of each state or other jurisdiction in which you will offer and sell Shares of the Funds; and (iv) you agree to comply with all state and federal laws, rules and regulations applicable to transactions hereunder and to the NASD rules. Termination or suspension of your registration with the SEC, membership with FINRA or license to do business by any state or other jurisdiction shall immediately cause the termination of this Agreement and you will notify us promptly in writing of any such action or event.

22.	You represent and warrant to us and the Funds:

(a)
You have in place an anti-money laundering program and related processes addressing compliance with Office of Foreign Assets Control (“OFAC”) trade and economic sanctions programs (collectively, “AML program”) that does now and will continue to comply with applicable laws and regulations, including the relevant provisions of the USA PATRIOT Act (Pub. L. No. 107-56 (2001)) and the regulations issued thereunder by the U.S. Treasury Department and the rules of the NASD and NYSE Regulation, as applicable.

(b)
You have in place – and have conducted due diligence pursuant to – policies, procedures and internal controls (i) reasonably designed to verify the identity of the customers that you introduce to the Funds or on whose behalf you purchase Fund Shares, and to identify those customers’ sources of funds, and (ii) that include the implementation of special categories of clients, including but not limited to senior foreign political figures, on whom you perform enhanced due diligence, and have no reason to believe that any of the invested funds were derived from illegal activities; and that you have recorded the evidence establishing the identity and source of funds of such customer and will retain or procure the retention of such evidence for no less than the period of time required by applicable law.

(c)
You have, after undertaking reasonable inquiry, no information or knowledge that (i) any customer that you introduce to the Funds or on whose behalf you purchase Fund Shares, or (ii) any person or entity controlling, controlled by or under common control with such customer or having a significant beneficial interest in such customer, or for whom such customer is acting as agent or nominee in connection with the investment in the Funds, is an individual or entity or in a country or territory that is on an OFAC list or similar list of sanctioned or prohibited persons maintained by a U.S. governmental or regulatory body.

You further agree promptly to notify us should you become aware of any change in the above representations and warranties. In addition, we on our own behalf and on behalf of the Funds hereby provide notice to you that we and/or the Funds reserve the right to make inquires of and request additional information from you regarding your AML program, and you agree that you will obtain and forward to us and/or the Funds all information and documents requested of you with respect to the financial condition or other matters relating to the customers referred by you to the extent that such information and documents are in your possession, custody or control; in no event shall the information and documents retained by you be less than as required by applicable law.

23.
You shall make available an investment management account for your customers through the Funds and shall provide such office space and equipment, telephone facilities, personnel and literature distribution as is necessary or appropriate for providing information and services to your customers. Such services and assistance may include, but not be limited to, establishment and maintenance of shareholder accounts and records, processing purchase and redemption transactions, answering routine inquiries regarding the Funds, and such other services as may be agreed upon from time to time and as may be permitted by applicable statute, rule, or regulation. You shall prepare such periodic reports for us as shall reasonably be requested by us. You shall immediately inform the Funds or us of all written complaints received by you from Fund shareholders relating to the maintenance of their accounts and shall promptly answer all such complaints and other similar correspondence. You shall provide the Funds and us on a timely basis with such information as may be required to complete various regulatory forms.

24.
You agree to indemnify and hold harmless the Funds, us and both of our respective affiliates, representatives and agents, successors and assigns, officers and directors, and each person who controls either us or the Funds within the meaning of Section 15 of the Securities Act of 1933, as amended, from and against any and all direct or indirect costs, claims, expenses, liabilities or losses, including attorney’s fees resulting from (i) any alleged violation of any statute or regulation (including, without limitation, the securities laws and regulations of the United States or any state or jurisdiction) or any alleged tort or breach of contract, related to the offer or sale by you of Shares of the Funds pursuant to this Agreement (except to the extent that our negligence or failure to follow correct instructions received from you is the cause of such loss, claim, liability, cost or expense); (ii) requests, directions, actions or inactions of or by you, your officers, employees or agents regarding the purchase, redemption or transfer of registration of Shares of the Funds for your accounts, your customers and other shareholders or from any unauthorized or improper use of any online computer facilities; (iii) incorrect investment instructions received by us from you; or (iv) the breach by you of any of your representations and warranties specified herein or your failure to comply with the terms and conditions of this Agreement.

We agree to indemnify you and hold you harmless from and against any and all liabilities and losses resulting directly from (i) any misstatement of a material fact in the Prospectus of a Fund or the omission of any material fact required to be stated in the Prospectus of a Fund or necessary to make the statements in the Prospectus not misleading; or (ii) our failure to comply with the terms and conditions of this Agreement. The foregoing indemnification provisions shall survive termination of this Agreement.

25.
As a result of the necessity to compute the amount of any contingent deferred sales charge or redemption charge due with respect to the redemption of Shares, you may not hold Shares of a Fund imposing such a charge in a “street name” account except with our prior written consent and, in such event, you shall be responsible for computation, collection and payment to us of such charges. Except as otherwise permitted by us, Shares owned by a shareholder must be in a separate identifiable account for such shareholder.

26 .	(a)
In accordance with the terms of each applicable Prospectus, you acknowledge that a reduced sales charge or no sales charge (collectively, “discounts”) may be available to purchasers of Shares. You represent that you have, and will maintain during the term of this Agreement, adequate written supervisory procedures and internal controls to ensure that your customers receive all available discounts, and you agree: (i) to inform your customers of applicable discount opportunities and to inquire about other qualifying holdings that might entitle customers to receive discounts; (ii) to advise us, contemporaneously with each purchase order you forward to us as agent for your customers, of the availability of any discounts; and (iii) that in the event that you fail to provide us with information concerning the availability of discounts as provided in (ii) above, you, and not us or the Funds, shall be responsible for reimbursing your customer any applicable discount amount.

(b)
Shares of certain Funds have been divided into separate classes. Please see the appropriate Prospectuses for a more complete description of the distinctions between the classes of shares. It is important to investors not only to choose Funds appropriate for their investment objectives, but also to choose the appropriate distribution arrangement. Decisions to purchase a specific class should be made in light of the relevant facts and circumstances, including: the specific purchase order dollar amount; the length of time the investor expects to hold the Shares; and any other relevant circumstances such as the availability of purchases under a letter of intent, combined purchases or cumulative discount privilege, as described in the Prospectus.

Since there are instances when one pricing structure may be more appropriate than another, appropriate supervisory personnel within your organization must ensure that all employees receiving investor inquiries about the purchase of Shares advise the investor of the available pricing structures offered by the Funds and the impact of choosing one method over another, including breakpoints and the availability of letters of intent, combined purchases and cumulative discounts. In some instances, it may be appropriate for a supervisory person to discuss a purchase with the investor.

Without limiting the generality of the foregoing, you acknowledge that you are solely responsible for all suitability determinations with respect to offers and sales of Shares to your customers and that we have no responsibility for the manner of your performance of, or for your acts or omissions in connection with, the duties and activities you perform under this Agreement.

27.
You represent that you have adopted and implemented procedures to safeguard customer information and records that are reasonably designed to ensure the security and confidentiality of customer records and information and to ensure your compliance with the SEC’s Regulation S-P. Both of us agree on behalf of ourselves, our affiliates and employees that the terms of this Agreement, information exchanged hereunder and information about our respective customers and potential customers is confidential and as such shall not be disclosed, sold or used in any way except to carry out the terms of this Agreement. Notwithstanding the foregoing, such confidential information may be disclosed on a “need to know” basis as set forth in applicable privacy rules and regulations. The obligations regarding confidentiality hereunder shall not apply to any information which is (i) otherwise publicly available, (ii) already possessed by the entity to whom the information was disclosed prior to disclosure hereunder, (iii) independently developed by the entity, or (iv) disclosed pursuant to law, rule, regulation or court or administrative order. The provisions of this paragraph shall survive termination of this Agreement.

28.
From time to time, the Funds or we may implement policies, procedures or charges in an effort to avoid the potential adverse effects on the Funds of short-term trading by market timers. You agree to cooperate in good faith with us in the implementation of any such policies, procedures and/or charges and agree that you will comply with any restrictions and limitations on exchanges described in each Fund’s Prospectus, including any restrictions or prohibitions relating to frequent purchases and redemptions (i.e., market timing). In this regard, you agree that we may reject or cancel any purchase or exchange order, particularly when there appears to be a pattern of market timing or other frequent purchases and sales.

29.	This Agreement shall be in substitution of and supersedes all prior selling group agreements between you and us regarding these Shares.